                                                                   Exhibit 99(b)

            October 25, 1999


            To the Investment Community:


            Operating income per share, on a diluted basis, was $0.54 in the third quarter of 1999, compared with $0.73 earned in the third quarter of 1998. The First Call analysts' consensus estimate for the quarter was $0.79 per share. Operating income totaled $47.1 million, compared with $67.6 million in the third quarter of 1998. Results for the third quarter of 1999 include an operating charge of $21.3 million ($33 million, on a pretax basis), which includes $5.1 million (after-tax) to strengthen reserves for international reinsurance business and $16.2 million (after-tax) to accrue for all incurred and prospective losses on all reinsurance business written by two independent reinsurance managing underwriters; ReliaStar terminated its relationships with these two managing underwriters in the third quarter of 1999.

            Results for the quarter reflected strong year-over-year earnings growth in Personal Financial Services (up 18 percent) and Worksite Financial Services (up 8 percent). Compared with the same period of last year, third quarter 1999 operating earnings for Personal Financial Services reflected improved mortality, strong sales and growth in assets under management. Worksite Financial Services results in the third quarter reflected continued growth in 401(k) plan revenues, and improved mortality experience in employee benefits. Operating earnings in the Tax-Sheltered and Fixed Annuities segment were down 7 percent from the third quarter of 1998, primarily due to higher expenses, including those associated with the transition to a consolidated service center.

--------------------------------------------------------------------------------------------------------------------------------
        Financial Highlights Summary
--------------------------------------------------------------------------------------------------------------------------------
        ($ in millions, except                                                       First Nine   First Nine
            per-share data)                                               Percent      Months       Months       Percent
                                                  3Q99          3Q98       Change        1999         1998        Change
                                              ----------------------------------------------------------------------------
        Operating income *                     $  47.1         $67.6        (30)%       $181.7       $196.2         (7)%
        Net realized investment
           gains (losses)                         (1.0)          1.0                       0.5          9.8
                                           ----------------------------            --------------------------
        Income from continuing
           operations                             46.1          68.6        (33)         182.2        206.0         (12)
        Income (loss) from
           discontinued operations                  --            --                        --         (3.4)
                                           ----------------------------            ---------------------------
        Net income                             $  46.1         $68.6        (33)        $182.2       $202.6         (10)
                                           ============================            ===========================

        Per diluted share:
          Operating income                     $  0.54         $0.73        (26)        $ 2.05       $ 2.11          (3)
          Net realized investment
           gains (losses)                        (0.01))        0.01                        --         0.11
                                           ----------------------------            ---------------------------
          Income from continuing
            operations                            0.53          0.74        (28)          2.05         2.22          (8)
          Income (loss) from
            discontinued operations                 --            --                        --        (0.04)
                                           ----------------------------            ---------------------------
          Net income                          $   0.53         $0.74        (28)        $ 2.05       $ 2.18          (6)
                                           ============================            ===========================

        Operating income-based
           return on equity                       14.1%         15.2%

        Book value per common share           $  21.67        $21.47

        * 1999 includes an operating charge of $21.3 million (after-tax) for reinsurance losses, as described in the discussion of reinsurance segment earnings.

        Notes:
        1)  ROE calculations are for the 12 months ended September 30 and exclude special charges and the accumulated other comprehensive income component of shareholders' equity, primarily the FAS115 adjustment for net unrealized investment gains and losses.
        2)  Book values per common share exclude the accumulated other comprehensive income component of shareholders' equity.
-------------------------------------------------------------------------------------------------------------------------------

            REINSURANCE OPERATING LOSS

            On September 22, 1999, ReliaStar announced that the loss ratio (percent of claims to premiums) in the medical reinsurance line of business had increased over expected levels in July and August, and that the company did not expect the loss ratio to improve in the final month of the quarter.

            The reinsurance segment recorded an operating loss of $13.9 million in the third quarter of 1999, compared with operating income of $10.4 million in the third quarter of 1998. The loss in the quarter was primarily due to losses from medical reinsurance business written by two managing underwriters. Because of increased claims in the third quarter we conducted an extensive review of our medical business, aided by an independent national actuarial consulting firm, and determined that claims experience for certain business written through two managing underwriters was developing much worse than was assumed for pricing and reported in previous quarters. Our review concluded that the business was not profitable, and as a result, a pretax accrual of $25 million ($16.2 million, after-tax) was recorded for all incurred and prospective losses on all premiums written through these two managing underwriters. We have terminated our relationships with these two managing underwriters. The third quarter 1999 operating loss generated by all reinsurance business written by these two managing underwriters was $18.0 million, including the $16.2 million charge.

            Concurrent with the review of the medical reinsurance business, we undertook a broader review of our reinsurance businesses. As a result, we discovered that there were deficiencies in our claims reporting processes in the international reinsurance line. This required reserves to be strengthened by $8 million, pretax ($5.1 million, after-tax). The deficiencies have been corrected and further reserve adjustments are not anticipated. The international business remains profitable and continues to be a targeted growth area. We expect the international reinsurance line to produce after-tax profits of 10 percent on net earned premium going forward.

            The following table shows, for all business except the international business and the business written by the two managing underwriters, the aggregate ratio of claims to net earned premium and the aggregate ratio of commissions and operating expenses to net earned premium in 1999:


                ---------------------------------------------------------------------------
                   Reinsurance Claims and Expense Ratios
                ---------------------------------------------------------------------------
                   ($ in millions)
                                                    1Q99         2Q99         3Q99
                                                 ----------------------------------------
                   Aggregate Claims Ratio           69.4%        58.4%        66.8%
                   Aggregate Expense Ratio          23.7         21.1         21.7

                   Net Earned Premium              $75.7        $67.1        $66.2

                   Note:  excludes international business and the business
                   written by two managing underwriters, with whom ReliaStar has terminated its relationships
                ---------------------------------------------------------------------------

Claims experience and overall profitability of workers compensation carve-out reinsurance in the third quarter of 1999 were consistent with those of the same period in 1998 and in line with our expectations. After the actions taken this quarter and assuming average loss ratios, we expect earnings in the reinsurance unit to be approximately $40-$44 million in 2000.


SALES RESULTS

In the third quarter of 1999, insurance product sales totaled $453.3 million, up 7 percent from the third quarter of 1998, reflecting strong sales growth in 401(k) plans, individual variable annuities, and individual and group life insurance.

--------------------------------------------------------------------------------------------------------------------------------
    Sales (Annualized New Premiums and Deposits)
--------------------------------------------------------------------------------------------------------------------------------
    ($ in millions)                                                                 First Nine  First Nine
                                                                         Percent      Months      Months      Percent
                                                  3Q99        3Q98       Change        1999        1998       Change
                                             ----------------------------------------------------------------------------

     Individual markets
        Individual life insurance               $ 33.0       $ 29.6       11%        $   88.9   $   79.5        12%
        Variable annuities                       121.4        107.5       13            367.2      324.4        13
        Fixed annuities                          111.1        119.5       (7)           302.6      322.8        (6)
                                             ------------------------               -------------------------
           Subtotal                              265.5        256.6        3            758.7      726.7         4

     Worksite Financial Services
        Group life insurance                      14.9         10.4       43             65.6       55.0        19
        Group health insurance                     4.2          1.7      147             21.4       14.6        47
        401(k) plans                             119.1        101.4       17            393.5      294.8        33
        Individual life insurance                  3.6          3.8       (5)            11.7       10.6        10
                                             ------------------------               -------------------------
           Subtotal                              141.8        117.3       21            492.2      375.0        31
                                             ------------------------               -------------------------

     Total Individual and Worksite               407.3        373.9        9          1,250.9    1,101.7        14
   ------------------------------------------------------------------------------------------------------------------------

     Reinsurance                                  46.0         48.6       (5)           204.8      149.3        37

     Total insurance product sales              $453.3       $422.5        7         $1,455.7   $1,251.0        16
   ------------------------------------------------------------------------------------------------------------------------
     Northstar mutual funds                     $343.5       $195.9       75         $  816.2   $  745.9         9
     Broker/dealer revenues                     $ 39.6       $ 33.3       19         $  118.1   $  100.3        18

     Notes:
     1) Beginning in 2Q99, individual life insurance sales include lump-sum deposits reported on a weighted basis, for all periods presented.
     2)   Individual markets includes sales of the PFS and TSA/FA business segments.
--------------------------------------------------------------------------------

Cross-selling efforts generated $125.3 million in enterprise sales for the third quarter of 1999, up 41 percent from $88.9 million in the third quarter of 1998, reflecting strong cross-unit sales by both our employee benefits sales force and the personal producing general agent and brokerage general agent channels. Cross-sales for the first nine months of 1999 totaled $380.3 million (up 61 percent from $235.9 million in the first nine months of 1998).

 .    Sales of individual market products, including sales of both the Personal
     Financial Services (PFS) and the Tax-Sheltered and Fixed Annuities (TSA/FA) segments totaled $265.5 million in the third quarter of 1999, which was 3 percent higher than in the third quarter of 1998. With a wide offering of fixed and variable products, we are well positioned to meet consumer needs in a variety of different interest rate and equity market environments.

     Individual life insurance sales totaled $33.0 million in the third quarter of 1999, up 11 percent from the third quarter of 1998, reflecting growth in variable and fixed universal life insurance. Individual life insurance sales for the first nine months of 1999 were up 12 percent over the same period of 1998, compared with a 1 percent year-over-year increase in total industry sales of individual life insurance for the first half of 1999 (industry data from LIMRA).

     Sales of individual annuities in the current quarter totaled $232.5 million, up from $227.0 million in the same period in 1998. Variable annuity sales totaled $121.4 million, or 13 percent higher than in the third quarter of 1998. Fixed annuity sales totaled $111.1 million in the third quarter of 1999, compared with $119.5 million for the same period last year. Industry sales of individual fixed and variable annuities for the first half of 1999 grew by 9 percent and 10 percent, respectively (LIMRA).

 .    The Worksite Financial Services segment reported total sales of $141.8 million in the third quarter of 1999, up 21 percent from the third quarter of 1998. The increase in 1999 reflected strong growth in sales of 401(k) plans and group life insurance.

 .    Reinsurance segment sales in the third quarter of 1999 were $46.0 million, down 5 percent from the third quarter of 1998.

     . Northstar's mutual fund sales in the third quarter were $343.5 million, up 75 percent from the third quarter of 1998. Northstar's assets under management totaled $4.5 billion at September 30, 1999, compared with $3.4 billion at September 30, 1998.

     . Transactions conducted through the broker/dealer operations of Washington Square Securities, Inc. (supporting our personal producing general agents) and PRIMEVEST (our bank marketing operation) generated revenues of $39.6 million in the current quarter, up 19 percent from the third quarter of 1998. Through our various independent distribution channels, ReliaStar is focused on gathering consumer assets. Building ReliaStar's assets under management through the conversion of client assets to ReliaStar products will be a key driver of future earnings growth. Total client assets of the registered representatives of our two broker/dealers reached an estimated $17.3 billion at September 30, 1999, up 35 percent from September 30, 1998.

     [Sales results will fluctuate from quarter to quarter due to a variety of factors, including volatility in market interest rates, the popularity of equity-based investment products, and the incidence of large single employer or single treaty sales in the group, 401(k), and reinsurance business lines.]

-----------------------------------------------------------------------------------------------------------------------------------
Operating Earnings by Segment
-----------------------------------------------------------------------------------------------------------------------------------
($ in millions)                                                                    First Nine   First Nine
                                                                        Percent      Months       Months       Percent
                                               3Q99          3Q98        Change       1999         1998        Change
                                           ----------------------------------------------------------------------------------
    Personal Financial Services              $ 27.6         $23.4           18%      $ 80.6       $ 69.4          16%
    Worksite Financial Services                16.6          15.4            8         46.5         43.2           8
    Tax-Sheltered and Fixed
      Annuities                                18.5          19.8           (7)        60.3         56.3           7
    Reinsurance                               (13.9)         10.4           nm          5.6         31.4         (82)
    Other Business Units                        2.7           3.4          (21)         7.3          9.3         (22)
    Corporate                                  (4.4)         (4.8)          nm        (18.6)       (13.4)         nm
                                           ------------------------                ------------------------

                                             $ 47.1         $67.6          (30)      $181.7       $196.2          (7)
                                           ========================                ========================

Notes:
1) Operating income excludes net realized investment gains and losses and discontinued operations.
2) Prior period segment financial data have been restated to reflect the 1Q99 tansfer of certain blocks of business between the PFS and TSA/FA segements for all periods presented.
--------------------------------------------------------------------------------

SEGMENT EARNINGS

 .    Personal Financial Services (PFS) operating income was $27.6 million in the third quarter of 1999, up 18 percent over the third quarter of 1998, reflecting improved mortality, strong sales, and growth in assets under management, offset in part by slightly higher expense levels, primarily associated with the transition to the new consolidated service center in Minot, ND.

     Total PFS assets under management increased to $7.1 billion at September 30, 1999, from $6.5 billion at September 30, 1998. General account assets totaled $4.7 billion at September 30, 1999 and September 30, 1998. The interest spread on interest-sensitive balances in the third quarter of 1999 was 232 basis points, compared with 236 basis points in the third quarter of 1998, reflecting a 20-basis-point decrease in the portfolio yield and a 16-basis-point decrease in the average crediting rate. PFS separate account assets increased to $2.4 billion at September 30, 1999, up from $1.8 billion at September 30, 1998.

 .    Worksite Financial Services (WFS) operating income in the third quarter of
     1999 totaled $16.6 million, or 8 percent higher than in the same period of last year. Results for the employee benefits unit, which account for about two-thirds of WFS, were 7 percent higher in the third quarter of 1999 than in the same period of 1998. The improvement from third quarter of 1998 in employee benefits earnings reflects improved mortality experience.

     Total operating earnings of the retirement plans unit in the third quarter of 1999 were essentially unchanged from the third quarter of 1998, as growth in 401(k) plan fee revenues was effectively offset by the reduced earnings from the closed block of pension business, which is in run-off. At September 30, 1999, 401(k) assets under management totaled $2.3 billion, compared with $1.6 billion a year ago.

 .    Operating income from the Tax-Sheltered and Fixed Annuities (TSA/FA)
     segment in the third quarter was $18.5 million, down 7 percent from the same quarter of last year. The decrease in earnings in the third quarter of 1999 reflects higher expense levels, including those associated with the transition to the new consolidated service center, partially offset by improved interest spreads and growth in assets under management.

     TSA/FA segment assets under management increased to $7.9 billion at September 30, 1999 from $7.4 billion at September 30, 1998. General account assets increased to $7.3 billion at September 30, 1999, up from $7.1 billion at September 30, 1998. The third quarter 1999 spread on interest-sensitive balances was 276 basis points, or 29 basis points higher than the spread of 247 basis points in the third quarter of 1998, reflecting a 41-basis-point decrease in the average crediting rate, offset in part by a 12-basis-point decrease in the portfolio yield. Separate account assets, reflecting variable annuity operations, increased to $579 million at September 30, 1999 from $263 million at September 30, 1998.

"Other Business Units" represents operations that are not large enough to be separate reportable segments, including our mutual fund operation, broker/dealer operations, personal finance seminar company, and banking and trust operations. Together, these units reported operating income of $2.7 million in the third quarter of 1999, compared with $3.4 million in the same period of last year.

Northstar, our mutual funds operation, reported operating earnings of $1.8 million in the third quarter of 1999, compared with $1.7 million in the third quarter of 1998. Our two broker/dealer operations, WSSI and PRIMEVEST, reported operating earnings of $1.4 million in the current quarter, down from $1.9 million in the same quarter of last year.

"Corporate" includes financing costs, amortization of goodwill, other unallocated expenses, and inter-segment eliminations and adjustments. Corporate posted an operating loss of $4.4 million in the third quarter of 1999 and $4.8 million in the third quarter of 1998.

PILGRIM CAPITAL CORP. ACQUISITION

On July 22, 1999, ReliaStar announced that it would acquire Pilgrim Capital Corp., a Phoenix-based asset management and mutual fund company. The transaction is expected to close shortly after the Pilgrim shareholder vote.

This acquisition will give ReliaStar greater economies of scale in its mutual funds operation, resulting in lower unit costs and increased sales and profitability, which will enable us to compete more effectively in this important market. The combined organization will have a family of 32 mutual funds representing assets under management of approximately $12 billion and combined annual sales of $2 billion. On a pro forma basis, the combined organization has a fund complex that includes seven funds with Morningstar ratings of 4 or 5, and a sales force that generated over $450 million in mutual fund sales in August and September, representing an annualized run rate of nearly $3 billion. We will incorporate Pilgrim funds into our variable products for both the individual and worksite markets, and the acquisition will expand distribution of those products through independent broker/dealers.

SUPPLEMENTAL FINANCIAL DATA

Average common shares, on a diluted basis, for the third quarters of 1999 and 1998 totaled 87.3 million and 93.1 million, respectively. At September 30, 1999, there were 86.2 million common shares outstanding. Book value per common share, excluding the FAS 115 adjustment for unrealized investment gains and
       ---------
losses, increased during the third quarter to $21.67 from $21.47 at June 30, 1999. Book value per common share, including the FAS 115 adjustment, decreased
                                    ---------
during the third quarter to $21.09 from $21.91 at June 30, 1999.

FINANCIAL GOALS

ReliaStar is focused on three key financial goals for long-term growth and profitability. The objective behind these goals is to deliver top quartile performance within our life insurance peer group (a list of peer companies follows). Our goals are to:

(1) Maintain an average annual growth rate of at least 13 percent in statutory premiums and deposits and fee revenues:

     Our statutory premiums and deposits and fee revenues totaled $1.0 billion in the third quarter of 1999, which was 14 percent higher than the total in the third quarter of 1998. Statutory premiums and deposits and fee revenues for the 12 months ended September 30, 1999 were up 12.7 percent over the total for the 12 months ended September 30, 1998.

(2) Maintain an annual growth rate of at least 12 to 14 percent in operating income per share, and (3) Maintain an operating income-based return on equity of 16 percent :

     Operating earnings per share and operating income-based return on equity were both down in the current period from last year, reflecting the $21.3 million (after-tax) reinsurance charge taken in the third quarter of 1999. Excluding the reinsurance unit, operating earnings per share for the twelve months ended September 30, 1999 were up 12.2 percent from the twelve months ended September 30, 1998. ReliaStar does not expect to achieve these two financial objectives in 1999, but management remains committed to achieving these goals in 2000 and beyond.

EARNINGS GUIDANCE

1999: Current analyst estimates for ReliaStar operating earnings per share in the fourth quarter of 1999 range from $0.80 to $0.87. Management currently expresses comfort with estimates in the lower half of this range, excluding the impact of the Pilgrim transaction.

2000: Operating income from the Reinsurance segment in 2000 are expected to be in the range of $40 - $44 million. Current analyst estimates for ReliaStar operating earnings per share in 2000 range from $3.45 to $3.75. Management currently expresses comfort with estimates in the lower third of this range.



All statements contained in this report relative to markets for the Company's products and trends in the Company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "expect," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: general economic conditions and other factors, including market receptiveness to new products, prevailing interest rate levels and stock market performance, which may affect the Company's ability to sell its products, the market value of the Company's investments and the lapse rate and profitability of the Company's policies; the Company's ability to achieve anticipated levels of operating efficiencies; mortality and morbidity; changes in federal income tax laws that may affect the relative tax advantages of some of the Company's products; and regulatory changes or actions, including those relating to regulation of financial services affecting bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of insurance products.

          ----------------------------------------------------------------
                                PEER COMPANIES

             Aetna                                Jefferson-Pilot
             Allmerica Financial                  Kansas City Life
             American Annuity Group               Lincoln National
             American General                     MONY
             American Heritage                    Nationwide Financial
             American National                    Presidential Life
             AmerUs                               Protective Corp
             Conseco                              Torchmark
             Equitable Companies                  UNUM
             Hartford Life
          ----------------------------------------------------------------



Investor Contact:

Karin E. Glasgow
Director of Investor Relations
phone:  (612) 342-3979
fax:    (612) 372-1192
email:  karin.glasgow@reliastar.com